As filed with the Securities and Exchange Commission on February 23, 2005

                                                  Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          The Securities Act of 1933
                              _________________

                         AMERICAN HEALTHCHOICE, INC.
           (Exact name of the Company as specified in its charter)

            New York                                         11-2931252
 (State or other jurisdiction of                          (I.R.S. Employer
  incorporation or organization)                        Identification No.)


                       2221 Justin Road, Suite 119-154
                          Flower Mound, Texas 75028
                   (Address of principal executive offices)
                              _________________

                            2005 STOCK OPTION PLAN

                             Dr. Joseph W. Stucki
                         American HealthChoice, Inc.
                       2221 Justin Road, Suite 119-154
                          Flower Mound, Texas 75028
                   (Name and address of agent for service)

                                (972) 538-0122

                               With copies to:

                            Ronald L. Brown, Esq.
                              Andrews Kurth LLP
                         1717 Main Street, Suite 3700
                             Dallas, Texas 75201
                                (214) 659-4469


                       CALCULATION OF REGISTRATION FEE

 ----------------------------------------------------------------------------
                                  Proposed       Proposed
                                   Maximum        Maximum
    Title of      Amount to be    Offering       Aggregate         Amount of
 Securities to     Registered     Price per    Offering Price    Registration
 be Registered        (1)         Share (2)        (1)(2)           Fee (2)
 ----------------------------------------------------------------------------
 Common Stock,     5,000,000        $0.17         $850,000         $100.05
 $0.001
 ----------------------------------------------------------------------------

 (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

 (2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.



                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


 Item 1.  Plan Information. *
          -----------------


 Item 2.  Company Information and Employee Plan Annual Information. *
          ---------------------------------------------------------

 * The document(s) containing the information specified in Part 1 of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.


                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


 Item 3.   Incorporation of Certain Documents by Reference.
           ------------------------------------------------

      The following documents  previously or concurrently  filed by  American
 HealthChoice,  Inc.  (the   "Company")  with  the   Commission  are   hereby
 incorporated by reference into this Registration Statement:

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 (the "Annual Report") filed by the Company (SEC File No. 000-26740) under the Securities Exchange Act of 1934 (the "Exchange Act").

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

      All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities them remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.


 Item 4.   Description of Securities.
           --------------------------

      The only outstanding class of equity securities. As of December 31, 2004, 102,205,259 common shares of the Company's common stock held of record by approximately 200 persons and 20,000 shares of the Company's Series B Preferred Stock held by 4 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's stockholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.


 Item 5.   Interests of Named Experts and Counsel.
           ---------------------------------------

      Not applicable.


 Item 6.   Indemnification of Directors and Officers.
           ------------------------------------------

      In accordance with the Business Corporation Law of the State of New York (the "Business Corporation Law"), Articles 9 and 10 of the Company's Certificate of Incorporation (the "Certificate") provides that except as may otherwise be specifically provided in the Certificate, no provision of the Certificate is intended by the Company to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Company, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular the power of the Company to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

      No director of the Company shall be personally liable to the Company or any of its shareholders for damages for any breach of duty in such capacity except if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

      Article V of the Company Bylaws further provide as follows:

           On the terms, to the extent, and subject to the conditions prescribed by statute, and by such rules and by such rules and regulations, not inconsistent with statute, that the board may in its discretion impose in general or particular cases or classes or cases: (a) the Company shall indemnify any person made or threatened to be made party to an action or proceeding, civil or criminal, including any action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, was a director or officer of the Company, or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, and (b) the Company may pay, in advance of final disposition of any action or proceeding, expenses incurred by such person in defending such action or proceeding. The Company shall indemnify and make advancements to any person made or threatened to be made a party to any such action or proceeding by reason of the fact that he, his testator or intestate, was an agent or employee (other than a director or an officer) of the Company or served another corporation at the request of the Company in any capacity, on the terms, to the extent and subject to the conditions prescribed by statute, and by any rules and regulations of the board which would have been applicable if he had been a director or officer of the Company.


 Item 7.   Exemption from Registration Claimed.
           ------------------------------------

      Not Applicable.


 Item 8.   Exhibits.
           ---------
      4.9.1   2005 Stock Option Plan

      4.9.2   Form of Incentive Stock Option Agreement

      4.9.3.  Form of Non-Qualified Stock Option Agreement

      5.1     Opinion of Andrews Kurth LLP.

      23.1    Consent of Lane Gorman & Trubitt, L.L.P.

      23.4    Consent of Andrews Kurth LLP (included in Exhibit 5.1).

      24.1 Power of Attorney (included on Signature Page to the Registration Statement).


 Item 9.   Undertakings.
           -------------

      (a)  The undersigned Company hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
                notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flower Mound, State of Texas, on February 23, 2005.

                               AMERICAN HEALTHCHOICE, INC.

                               By:  /s/ Dr. Joseph W. Stucki
                                  -------------------------------------
                                  Dr. Joseph W. Stucki, Chief Executive
                                  Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to the Registration Statement appears below hereby appoints John Stuecheli, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

 Name                      Office                           Date
 ------------------------  -------------------------------  ----------------
 /s/ Dr. Joseph W. Stucki  Chairman, Chief Executive        February 23, 2005
 Dr. Joseph W. Stucki      Officer, President and Director
                           (Principal Executive Officer)

 /s/ John Stuecheli        Vice President-Finance and       February 23, 2005
 John Stuecheli            Chief Financial Officer
                           (Principal Financial and
                           Accounting Officer)

 /s/ V. John Mansfield     Director                         February 23, 2005
 V. John Mansfield

 /s/ James Roberts         Director                         February 23, 2005
 James Roberts

 /s/ Dr. Jeff Jones        Director                         February 23, 2005
 Dr. Jeff Jones

 /s/ Dr. Michael Smith     Director                         February 23, 2005
 Dr. Michael Smith

                         AMERICAN HEALTHCHOICE, INC.

                                EXHIBIT INDEX
                                      TO
                       FORM S-8 REGISTRATION STATEMENT


   EXHIBIT NO.                        DESCRIPTION.

      4.9.1   2005 Stock Option Plan

      4.9.2   Form of Incentive Stock Option Agreement

      4.9.3.  Form of Non-Qualified Stock Option Agreement

      5.1     Opinion of Andrews Kurth LLP.

      23.1    Consent of Lane Gorman & Trubitt, L.L.P.

      23.4    Consent of Andrews Kurth LLP (included in Exhibit 5.1).

      24.1 Power of Attorney (included on Signature Page to the Registration Statement).